EXHIBIT 2

                            LOCK-UP LETTER AGREEMENT

LEHMAN BROTHERS INC.
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

     The undersigned, a holder of ordinary shares, par value NIS 0.10 per share ("ORDINARY SHARES"), of Metalink Ltd. (the "COMPANY"), or rights to acquire Ordinary Shares, understands that the Company intends to issue Ordinary Shares and Warrants to purchase Ordinary Shares (the "WARRANTS") in a private placement described in the Company's Confidential Private Placement Memorandum dated as of July 23, 2007 (the "OFFERING") and subsequently to file a Registration Statement on Form F-3 with the Securities and Exchange Commission ("COMMISSION") for the resale of the Ordinary Shares sold in the Offering, including the Ordinary Shares issuable upon the exercise of the Warrants.

     In order to induce the Company and you to act as the placement agent in the Offering, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc., the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or would reasonably be expected to, result in the disposition at any time in the future of) any Ordinary Shares (including, without limitation, Ordinary Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Commission and Ordinary Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Ordinary Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending after the close of trading on the Nasdaq Global Market on the date that is 60 days subsequent to the Closing (the "LOCK-UP PERIOD"). If the said Registration Statement is not declared effective within 60 days of the Closing, then the Lock-Up Period shall be extended until 30 days from the date the Registration Statement is declared effective.

     The foregoing restrictions shall not apply to: (a) the exercise of warrants or the conversion of convertible securities, or the exercise of stock options granted pursuant to the Company's stock option/incentive plans or otherwise outstanding on the date hereof; PROVIDED, that it shall apply to any Ordinary Shares issued upon such exercise or conversion; (b) the establishment of any contract, instruction or plan (a "PLAN") that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"); PROVIDED, HOWEVER, that no sales of Ordinary Shares or securities convertible into, or exchangeable or exercisable for, Ordinary Shares, shall be made pursuant to a Plan prior to the expiration of the Lock-Up Period (as the same may be extended pursuant to the provisions hereof); or (c) bona fide gifts, sales or other dispositions of shares of any class of the Company's capital stock, in each case that are made exclusively between and among the undersigned or members of the undersigned's family (or a trust to their benefit), or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); PROVIDED, that it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding paragraph) to the same extent as if the transferee/donee were a party hereto, (ii) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the Lock-Up Period), (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition and
(iv) the undersigned notifies Lehman Brothers Inc. at least two business days prior to the proposed transfer or disposition.


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     The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Letter Agreement during the period from the date of this Lock-Up Letter Agreement through the expiration of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to this paragraph) has expired.

     It is understood that, if the Company notifies Lehman Brothers Inc. that it does not intend to proceed with the Offering or the offering is not completed by October 1, 2007, the undersigned will be released from its obligations under this Lock-Up Letter Agreement. In any event, the undersigned will be released from its obligations under this Lock-Up Letter Agreement within 180 days following Closing.

     The undersigned confirms that he, she or it understands that Lehman Brothers Inc. and the Company will rely upon the representations set forth in this Lock-Up Letter Agreement in proceeding with the Offering and that the Company is an intended third-party beneficiary of this Lock-Up Letter Agreement. This Lock-Up Letter Agreement shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Ordinary Shares or securities convertible into or exchangeable or exercisable for Ordinary Shares held by the undersigned except in compliance with this Lock-Up Letter Agreement. In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents reasonably necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.


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                                                    Very truly yours,

                                                    By: /s/ Tzvi Shukhman
                                                    ---------------------
                                                    Name: Tzvi Shukhman
                                                    Title: CEO

                                                    Dated: August 8, 2007

                                                    Address:

                                                    ____________________________

                                                    ____________________________

                                                    ____________________________


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